Exhibit 99.1

Richard Szymanski (973) 808-7751

July 31, 2003

Prime Hospitality Corp. Reports Second Quarter Results

Fairfield, NJ—Prime Hospitality Corp. (NYSE:PDQ), a leading hotel owner, operator and franchisor, reported its results for the three and six months ended June 30, 2003.

Net income before asset transactions for the second quarter of 2003 was $2.3 million, or $.05 per share, compared to $6.1 million, or $.13 per share, for the second quarter of 2002.

Prime reported a net loss of $17.8 million, or $.40 per share, for the second quarter of 2003. Non-recurring items in the second quarter of 2003 were comprised primarily of a $35.0 million non-cash reserve against the net assets related to the HPT lease partially offset by gains on asset sales and debt retirements. For the second quarter of 2002, the net loss was $4.5 million, or $.10 per share. Non-recurring items in the second quarter of 2002 consisted of $12.9 million in charges associated with the retirement of debt and a $4.5 million litigation charge.

“The sluggish economy combined with the war in Iraq resulted in continued weak business travel trends,” said A.F. Petrocelli, chairman and chief executive officer of Prime. “With corporate travel down, we focused our sales efforts on other local group and leisure travel and were able to increase our occupancy levels although at lower rates. While there is no strong indication of a recovery, we are encouraged by the improvements we saw beginning in May and continuing through July.”

“Although the industry continues to struggle, we continue to make improvements in our financial structure. In July, we made the decision to discontinue funding the operating losses on our subsidiary’s lease with HPT. Over the past twelve months the lease had a negative cash flow impact of $11.5 million. We also sold two hotels for $17.4 million and financed our two joint venture deals at attractive rates realizing $12.5 million in proceeds. This resulted in a $25 million debt reduction in the quarter.”

For the six months ended June 30, 2003, the net loss before asset transactions was $3.3 million, or $.07 per share, compared to net income before asset transactions of $6.5 million, or $.14 per share, for the first half of 2002. The total net loss, which includes asset transactions and other one-time charges, for the six months ended June 30, 2003 was $24.5 million, or $.55 per share, compared to a net loss of $3.7 million, or $.08 per share, for the comparable period in 2002.

Operating Results

For the quarter, total revenues decreased by $6.5 million to $104.5 million due to lower revenues at comparable hotels and the impact of asset divestitures. Revenue per available room (“REVPAR”) at Prime’s comparable owned and leased hotels decreased by 3.7% in the second quarter of 2003 as compared to the second quarter of 2002. The decrease was driven by lower average daily rate (“ADR”) due to a change in the mix of business from corporate to lower rated group and leisure travel. For the second quarter of 2003, ADR decreased by 12.2% to $64.44 while occupancy increased by 6.2 percentage points to 70.1%. Gross operating profit margins at comparable owned and leased hotels declined by 3.5 percentage points due to the lower ADR.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by $8.7 million to $18.4 million in the second quarter of 2003. The HPT lease contributed an EBITDA shortfall of approximately $1.4 million or $.02 per share for this quarter compared to a shortfall of $0.8 million or $.01 per share in the prior year’s quarter.

Interest expense declined by 29.5%, or $2.2 million, to $5.4 million for the quarter ended June 30, 2003 primarily due to debt reductions and lower interest rates.

System-Wide Performance

For the second quarter of 2003, Prime reported a 4.3% REVPAR decrease at its comparable AmeriSuites hotels, as occupancy increased by 4.5 percentage points to 71.4% and ADR decreased by 10.4% to $67.19. The major markets affected were Atlanta, Chicago, Dallas, Denver and the Northeast.

For the second quarter of 2003, Prime reported a 0.2% REVPAR increase at its comparable Wellesley Inns & Suites hotels, as occupancy increased by 8.1 percentage points to 66.4% and ADR decreased by 12.0% to $53.25. The Atlanta and Phoenix markets reported increases while the New Jersey/New York and Austin markets reported decreases.

Prime’s comparable non-proprietary brand hotels, which consist primarily of upscale full-service hotels in the Northeast, reported a 9.7% REVPAR decrease for the second quarter of 2003 as occupancy decreased by 2.1 percentage points to 70.8% and ADR decreased by 7.0% to $104.61. The non-proprietary brands were impacted by reductions in corporate group travel and softness in the greater New York City market.

Brand Developments

As of June 30, 2003, Prime had 148 AmeriSuites and 80 Wellesley Inns & Suites hotels in operation. Prime intends to expand its brands primarily through franchising.

During the second quarter, Prime added seven proprietary brand hotels to its system comprised of two AmeriSuites and five Wellesley Inns & Suites including three corporate Wellesley conversions. Three AmeriSuites hotels also were removed from the system in the quarter. The new hotels opened in the quarter were two AmeriSuites in Milwaukee and Wellesley Inns in Miamisburg, OH, Glen Ellyn, IL, Fort Smith, AR, Danbury, CT and Fairfield, NJ. In addition, in July an owned hotel was converted to a Wellesley Inn in Armonk, NY.

Currently, Prime has two AmeriSuites under construction and a pipeline of 20 executed franchise agreements including six in the planning stage. There are also two Wellesley Inns under conversion.

During the quarter, Prime extended its franchise and management agreements on 19 AmeriSuites hotels owned by Equity Inns, Inc. (NYSE:ENN). Currently, the agreements expire at various times between 2007 and 2008. Under the new agreements, Prime extended the existing franchise agreements to 2028 and management agreements to 2010 provided that Prime continues to be in compliance with the cash flow guarantee requirements under the current agreements. The cash flows guarantee requirements were not extended beyond their original terms.

During the second quarter, Prime announced an agreement for the installation of high speed internet access in its AmeriSuites, Wellesley Inns & Suites and Prime Hotels and Resorts brands. The new amenity will be available on both a wired and wireless basis in all guest and meeting rooms as well as wireless access in all common areas including hotel lobbies, fitness centers, pool areas and restaurants. Prime has already installed this feature in 40 hotels and expects the majority of the installations to be complete by year end.

In September 2001, Prime introduced a new expanded rewards program offering both points toward a free hotel stay and airline miles. Prime increased its membership in the program by almost 10% in the quarter and now has over 300,000 members. This has resulted in an increased revenue contribution from the rewards program with frequent guests accounting for approximately 14% of revenues at Prime’s brands in the second quarter of 2003, up from 12% for the second quarter of 2002. During the quarter, Prime added United Airlines as an airline partner joining Continental, American, Delta and America West.

Financial Condition/Asset Sales

Glen Rock Holding Corp, a subsidiary of the Company, did not make its scheduled July 1 rent payment of approximately $2.0 million to Hospitality Properties Trust (NYSE:HPT) and received a default notice from HPT. The lease covers 24 AmeriSuites hotels owned by HPT. Over the past twelve months, cash flow was negatively impacted by $11.5 million as rent payments exceeded operating cash flow by $9.0 million and approximately $2.5 million was required to be set aside for capital improvements. The termination of the lease would result in the forfeiture of certain deposits and, accordingly, Prime has taken a $35.0 million non-cash charge against the net book value of the assets associated with the lease. Prime is continuing to operate the hotels as AmeriSuites and Prime and HPT have had discussions regarding the management and franchise agreements on the hotels which are subordinated to the lease obligations to HPT.

During the second quarter, Prime sold one AmeriSuites and one Wellesley Inn for total proceeds of $17.4 million, retaining the franchise rights under 20-year franchise agreements. Prime also has one additional hotel under contract for sale.

In April 2003, the Sheraton Meadowlands venture obtained a $25 million first mortgage loan at LIBOR + 2.75% due in 2006. Under the loan agreement, Prime and one of its partners, United Capital Corp., agreed to jointly guarantee $4 million of the loan with the remainder recourse to the hotel. Prime received approximately $10 million of the loan proceeds. In July 2003, the Quebec venture obtained an $8.2 million (CDN) first mortgage loan at a fixed rate of 6.26% due in 2008. The loan is recourse to the hotel only. Prime received $2.5 million of the loan proceeds. With the financings of both hotels and the addition of a new partner earlier this year, Prime’s 40% investment in both ventures is at approximately $12.0 million.

Prime utilized the proceeds from the asset sales and joint venture financings to reduce its debt balance by approximately $25.3 million since March 31, 2003. The reduction included the retirement of $13.3 million of 8?% Senior Subordinated Notes for $12.5 million in cash.

As of June 30, 2003, Prime had $254.2 million in debt and $14.2 million in cash and cash equivalents. Prime’s debt to book capitalization percentage in 27.2%. Adjusted on a pro-forma basis for the HPT lease which is required under its revolving credit facility, Prime’s debt to last twelve months EBITDA ratio is 4.0 times, and its EBITDA to interest is 2.9 times. Under its revolving credit facility, the Company is required to maintain a debt to EBITDA ratio of 4.5 times (4.25 at September 30, 2003) and an EBITDA to interest ratio of 2.35 times (2.50 at September 30, 2003).

Prime Hospitality Corp., one of the nation’s premiere lodging companies, owns, manages and franchises 248 hotels throughout North America. The Company owns and operates three proprietary brands that compete in different segments: AmeriSuites® (all-suites), Wellesley Inns & Suites® (limited-service) and Prime hotels & Resorts (full-service). Also within its portfolio are owned and/or managed hotels operated under franchise agreements with national hotel chains including Hilton, Radisson, Sheraton, Holiday Inn and Ramada. Prime can be accessed over the internet at www.primehospitality.com.

Statements in this press release, other than statements of historical information, may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe”, “anticipate”, “project”, “expect”, “intends”, “may result”, “will continue”, and words of similar impact identify forward-looking statements. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. These risks include but are not limited to changes in economic conditions, supply and demand changes for hotel rooms, competition within the lodging industry, relationships with owners, franchisees and suppliers, the impact of government regulations, the availability of capital, the ability to attract and retain personnel and the impact of emerging technologies. Prime undertakes no obligation to update the information set forth herein. For further information regarding forward-looking statements and to some of the factors and uncertainties affecting us, please refer to the Company’s filings with the Securities and Exchange Commission (SEC) copies of which are available from the SEC or may be obtained upon request from the Company.

Prime Hospitality Corp. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

Three and Six Months ended June 30, 2003 and 2002

($ in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Hotel revenues	$97,037	$105,712	$182,062	$200,511
Management, franchise and other fees	7,427	5,276	12,353	8,637

Total revenue	104,464	110,988	194,415	209,148

Costs and expenses:
Hotel operating expenses	53,850	55,239	106,170	107,602
Rent and other occupancy	21,713	21,012	43,567	42,422
Brand and administrative	10,501	7,643	19,574	14,208
Depreciation and amortization	9,738	10,137	20,392	20,127

Total costs and expenses	95,802	94,031	189,703	184,359

Operating income	8,662	16,957	4,712	24,789
Investment income	428	697	871	1,183
Interest expense	(5,364)	(7,613)	(10,993)	(15,366)
Loss from asset transactions	(32,943)	(17,393)	(34,678)	(16,689)

Loss before income taxes	(29,217)	(7,352)	(40,088)	(6,083)
Benefit for income taxes	(11,395)	(2,867)	(15,635)	(2,372)

Net loss	(17,822)	(4,485)	(24,453)	(3,711)

Diluted loss per common share:
Income (loss) before asset transactions	$0.05	$0.13	$(0.07)	$0.14
Income (loss) from asset transactions	(0.45)	(0.23)	(0.48)	(0.22)

Net loss per share	$(0.40)	$(0.10)	$(0.55)	$(0.08)

Prime Hospitality Corp.

Balance Sheet Information

(Unaudited)

(In Thousands, except per share amounts)

	June 30, 2003	December 31, 2002
Cash and cash equivalents	$14,227	$25,850
Fixed assets	934,438	958,517
Total assets	1,059,278	1,119,649

Revolving credit facility	60,500	70,000
Other debt	193,698	215,069

Total debt	254,198	285,069

Stockholders’ equity	$680,264	$706,676

Quarterly weighted average basic shares outstanding	44,733	45,051
Quarterly weighted average diluted shares outstanding	44,733	45,051
Book value per quarterly weighted average diluted share	$15.21	$15.69

Prime Hospitality Corp.

Comparable Hotel Performance Summary

June 30, 2003

	Three Months Ended June 30,				Six Months Ended June 30,
	2003	2002	Variance		2003	2002	Variance
Owned and Leased Hotels:
Occupancy	70.1%	63.9%	6.2 pts.		64.7%	61.3%	3.4 pts.
ADR	$64.44	$73.43	(12.2%	)	$65.44	$73.12	(10.5%	)
REVPAR	$45.17	$46.92	(3.7%	)	$42.36	$44.79	(5.4%	)

System-Wide Hotels:
AmeriSuites
Occupancy	71.4%	66.9%	4.5 pts.		65.0%	63.9%	1.1 pts.
ADR	$67.19	$74.97	(10.4%	)	$68.81	$75.01	(8.3%	)
REVPAR	$47.98	$50.14	(4.3%	)	$44.76	$47.95	(6.6%	)

Wellesley Inns & Suites
Occupancy	66.4%	58.3%	8.1 pts.		65.0%	57.9%	7.1 pts.
ADR	$53.25	$60.48	(12.0%	)	$54.89	$61.61	(10.9%	)
REVPAR	$35.33	$35.26	0.2%		$35.67	$35.69	(0.1%	)

Non-Proprietary Brands
Occupancy	70.8%	72.9%	(2.1 pts.	)	63.6%	65.4%	(1.8 pts.	)
ADR	$104.61	$112.55	(7.0%	)	$103.90	$111.08	(6.5%	)
REVPAR	$74.07	$82.01	(9.7%	)	$66.08	$72.60	(9.0%	)

Prime Hospitality Corp.

Hotel Statistics

June 30, 2003

	JUNE 2003
	# of Hotels	# of Rooms
AmeriSuites
Owned	62	8,024
Leased	24	2,923
Managed	29	3,757
Franchised	33	3,807

Total	148	18,511

Wellesley Inns & Suites
Owned	54	6,541
Leased	—	—
Managed	6	668
Franchised	20	1,902

Total	80	9,111

Prime Hotels & Resorts
Owned	1	240

Total	1	240

Non-Proprietary Brands
Owned	6	1,225
Leased	1	160
Managed	10	1,934
Joint Venture	2	665

Total	19	3,984

Total Portfolio
Owned	123	16,030
Leased	25	3,083
Managed	45	6,359
Franchised	53	5,709
Joint Venture	2	665

Total	248	31,846

Prime Hospitality Corp.

Supplemental Financial Information

(Unaudited)

Three and Six Months Ended June 30, 2003 and 2002

($in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net loss	$(17,822)	$(4,485)	$(24,453)	$(3,711)
Benefit for income taxes	(11,395)	(2,867)	(15,635)	(2,372)
Loss from asset transactions	32,943	17,393	34,678	16,689
Interest expense	5,364	7,613	10,993	15,366
Investment income	(428)	(697)	(871)	(1,183)
Depreciation and amortization	9,738	10,137	20,392	20,127

EBITDA	$18,400	$27,094	$25,104	$44,916